Exhibit 99.1

News Release		EnPro Industries, Inc.
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Investor Contact:	Chris O’Neal	Phone: 704-731-1500
	Senior Vice President - Strategy, Corporate	Fax: 704-731-1511
	Development and Investor Relations	www.enproindustries.com

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

EnPro Industries Reports Results for the Third Quarter of 2019

Financial Highlights
(Amounts in millions except per share data and percentages)
Results for the Quarter Ended September 30	2019	2018	% ∆
Net Sales	$373.0	$388.2	(3.9%)
Segment Profit	$37.3	$53.0	(29.6%)
Segment Margin	10.0%	13.7%
Net Income (Loss)	$(1.5)	$24.2	n/a
Diluted Earnings (Loss) Per Share	$(0.08)	$1.16	n/a
Adjusted Net Income [1]	$23.4	$28.7	(18.5%)
Adjusted Diluted Earnings Per Share [1]	$1.13	$1.37	(17.5%)
Adjusted EBITDA [1]	$54.8	$64.3	(14.8%)
Adjusted EBITDA Margin [1]	14.7%	16.6%

Results for the Nine Months Ended September 30	2019	2018	% ∆
Net Sales	$1,120.3	$1,150.6	(2.6%)
Segment Profit	$119.5	$126.3	(5.4%)
Segment Margin	10.7%	11.0%
Net Income	$35.5	$46.7	(24.0%)
Diluted Earnings Per Share	$1.71	$2.20	(22.3%)
Adjusted Net Income [1]	$65.9	$62.1	6.1%
Adjusted Diluted Earnings Per Share [1]	$3.16	$2.93	7.8%
Adjusted EBITDA [1]	$158.9	$162.9	(2.5%)
Adjusted EBITDA Margin [1]	14.2%	14.2%
 1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

CHARLOTTE, N.C., November 5, 2019 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month and nine-month periods ended September 30, 2019.

CEO Comment
“Overall, results in the heavy-duty trucking portion of our Sealing Products segment overshadowed a strong year-over-year third quarter operating performance in the rest of our company. Third quarter sales were down 3.9%, segment profit was down 29.6%, and adjusted EBITDA was down 14.8%, all versus the prior year, as a result of challenges in heavy-duty trucking. Excluding the heavy-duty trucking business, third quarter sales were up 0.9% and adjusted EBITDA was up 7.4%, both versus the prior year,” said Marvin Riley, Chief Executive Officer.

Mr. Riley continued, “The decline in our heavy-duty trucking business was driven by market-related lower volumes, warranty expenses related to a product quality problem identified and fixed last year, and a 2018 third quarter legal settlement favorably impacting the prior-year period. In response to challenges in this business, we completed the sale of the brake shoe business located in Rome, GA during the quarter, as announced previously, and are moving aggressively on several fronts to improve the performance of this business.”

“Our year-over-year operating results, excluding heavy-duty trucking, were favorable. Most notably, our Power Systems results were strong in the third quarter, as they have been throughout the year. Adjusted segment EBITDA in Engineered Products and Sealing Products, excluding the heavy-duty trucking business, were up year-over-year despite challenging conditions in a number of our served markets. In addition, we were pleased to announce the completion of the LeanTeq acquisition on September 25, which is a significant step in our growth strategy for our semiconductor business,” said Mr. Riley.

2019 Outlook and Guidance
“Given our performance in the third quarter and our outlook for the remainder of the year, we are lowering our full-year adjusted EBITDA guidance to a range of $210 to $214 million and our full-year adjusted diluted earnings per share guidance to a range of $3.90 to $4.04. Our guidance includes the anticipated fourth quarter impact of the LeanTeq transaction,” said Mr. Riley.

Full-year guidance excludes changes in the number of shares outstanding, impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the third quarter, the impact of foreign exchange rate changes subsequent to the end of the third quarter, and environmental and legacy litigation charges.

Sales and Segment Profit
During the third quarter, sales decreased 3.9% compared to the same period of 2018. Growth in engine aftermarket parts, military marine engine sales, aerospace, and mid-stream oil and gas was more than offset by weakness principally in heavy-duty trucking as well as weakness in general industrial, automotive, and semiconductor capital equipment. In addition, results were impacted by the stronger dollar and the company’s exit from the industrial gas turbine market in 2018. Excluding the impact of foreign exchange translation and acquisitions and divestitures, sales for the quarter declined by 2.4% compared to the third quarter of 2018.

Segment profit in the third quarter was down 29.6% year-over-year primarily due to the net impact of market conditions described above, warranty charges and a 2018 third quarter legal settlement of $4.2 million favorably impacting the prior-year period in our heavy-duty trucking business, restructuring charges, and acquisition expenses incurred in connection with the LeanTeq and Aseptic Group acquisitions. Excluding the impact of acquisition-related costs, foreign exchange translation, acquisitions and divestitures, the change in the loss reserve due to foreign exchange on the EDF contract in the Power Systems segment, and restructuring charges, total segment profit decreased 13.1% compared to the third quarter of last year.

Other Non-Operating Expenses
Contributing to our GAAP net loss for the quarter, other non-operating expense totaled $24.6 million in the third quarter of 2019. The expense is largely the result of a $15.3 million non-cash loss on the sale of the brake shoe business located in Rome, GA, and a $7.9 million increase in environmental reserve adjustments.

Capital Allocation
The company completed the acquisitions of The Aseptic Group and LeanTeq in the quarter. The combined cash investment in the two businesses was approximately $310 million.

The company announced the closing of The Aseptic Group acquisition on July 2. The Aseptic Group distributes, designs and manufactures aseptic fluid transfer products for the pharmaceutical and biopharmaceutical industries. The Aseptic Group has joined EnPro’s Sealing Products segment.

The company announced the closing of the LeanTeq acquisition on September 25. LeanTeq provides refurbishment services for critical components and assemblies used in state-of-the-art semiconductor equipment. This equipment is used to produce the latest and most technologically advanced microchips for smartphones, autonomous vehicles, high-speed wireless connectivity (5G), artificial intelligence, and other leading-edge applications. LeanTeq has joined EnPro’s Sealing Products segment.

During the third quarter, the company invested $6.8 million in purchases of property, plant, and equipment, compared to $17.6 million during the same period of 2018.

The company paid a $0.25 per share quarterly dividend with a total value of $5.1 million.

Segment Highlights

Sealing Products
●
Sales decreased 9.1% in the third quarter versus the prior-year period due to declines principally in the heavy-duty trucking market, as well as the semiconductor capital equipment market, the company’s exit from the industrial gas turbine market in 2018, and foreign exchange translation. This decline was partially offset by strength in the mid-stream oil and gas market and the acquisition of The Aseptic Group, which closed on July 2, 2019. Excluding the impact of foreign exchange translation and acquisitions and divestitures, sales decreased 7.6% compared to the prior-year period.

●
Segment profit decreased 46.0% in the third quarter versus the prior-year period, driven primarily by the impact of volume changes, warranty charges, a 2018 third quarter legal settlement favorably impacting the prior-year period, and restructuring charges in the heavy-duty trucking business, as well as acquisition expenses incurred in connection with the LeanTeq and Aseptic Group acquisitions and the impact of the company’s exit last year from the industrial gas turbine market. Excluding the impact of restructuring costs, acquisition-related costs, acquisitions and divestitures, and unfavorable foreign exchange translation, segment profit decreased 28.6% compared to the prior-year period.

Engineered Products
●
Sales decreased 6.7% in the third quarter versus the prior-year period, primarily due to weakness in the automotive and general industrial markets as well as foreign exchange translation, partially offset by strength in aerospace. Excluding the impact of foreign exchange translation, sales decreased 4.2% compared to the prior-year period.

●
Segment profit increased 7.1% in the third quarter versus the prior-year period, primarily due to cost reduction initiatives in the first half of the year in response to market challenges. Excluding the impact of restructuring costs and unfavorable foreign exchange translation, segment profit increased 13.3% compared to the prior-year period.

Power Systems
●
Sales increased 20.5% in the third quarter versus the prior-year period due to strong aftermarket parts and military marine engine sales, partially offset by lower sales to the power generation market.

●
Segment profit increased in the third quarter versus the prior-year period primarily due to the increase in higher-margin aftermarket parts sales. Excluding the impact of restructuring costs and foreign exchange on the EDF contract, segment profit increased 24.0%.

Conference Call and Webcast Information
EnPro will hold a conference call today, November 5, at 8:00 a.m. Eastern Time to discuss third quarter 2019 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13686473. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, as well as segment adjusted EBITDA and segment adjusted EBITDA margin. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full year 2019 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented. These estimates exclude changes in the number of shares outstanding, impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the third quarter, the impact of foreign exchange rate changes subsequent to the end of the third quarter, and any litigation or environmental charges. Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance, and when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by EnPro’s businesses, some of which are cyclical and experience periodic downturns; prices and availability of its raw materials; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; the incurrence of contractual penalties for the late delivery of long lead-time products; announcements by competitors of new products, services or technological innovations; changes in pricing policies or the pricing policies of competitors; the impact of the acquisition of LeanTeq on its existing customer relationships; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of its predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. EnPro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q, describe these and other risks and uncertainties in more detail. EnPro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines, and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at https://www.enproindustries.com.

APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2019 and 2018
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net sales	$373.0	$388.2	$1,120.3	$1,150.6
Cost of sales	258.0	264.1	767.1	785.6

Gross profit	115.0	124.1	353.2	365.0

Operating expenses:
Selling, general and administrative	84.1	78.9	255.7	260.4
Other	2.3	1.0	4.7	6.3

Total operating expenses	86.4	79.9	260.4	266.7

Operating income	28.6	44.2	92.8	98.3

Interest expense	(4.1)	(6.1)	(13.8)	(21.6)
Interest income	0.3	0.2	1.3	0.8
Other expense	(24.6)	(13.8)	(27.3)	(14.4)

Income before income taxes	0.2	24.5	53.0	63.1
Income tax expense	(1.7)	(0.3)	(17.5)	(16.4)

Income from continuing operations	(1.5)	24.2	35.5	46.7
Income from discontinued operations, net of taxes	-	-	-	-
Income (loss) before extraordinary item	(1.5)	24.2	35.5	46.7
Extraordinary item - net of taxes	-	-	-	-

Net income (loss)	$(1.5)	$24.2	$35.5	$46.7

Basic earnings (loss) per share	$(0.08)	$1.17	$1.71	$2.22
Average common shares outstanding (millions)	20.6	20.7	20.7	21.0
Diluted earnings (loss) per share	$(0.08)	$1.16	$1.71	$2.20
Average common shares outstanding (millions)	20.6	20.9	20.8	21.2

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2019 and 2018
(Stated in Millions of Dollars)

	2019	2018
Operating activities
Net income	$35.5	$46.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27.9	28.3
Amortization	25.7	26.3
Deferred income taxes	(4.2)	(4.4)
Stock-based compensation	5.0	4.8
Other non-cash adjustments	14.8	14.3
Change in assets and liabilities, net of effects of acquisitions and divestiture of businesses:
Asbestos insurance receivables	5.8	16.8
Accounts receivable, net	7.2	(31.3)
Inventories	(0.6)	(31.7)
Accounts payable	(26.5)	6.6
Other current assets and liabilities	45.6	96.5
Other non-current assets and liabilities	14.5	(14.5)
Net cash provided by operating activities	150.7	158.4

Investing activities
Purchases of property, plant and equipment	(23.8)	(45.7)
Proceeds from sale of business	3.6	-
Acquisitions, net of cash acquired	(310.4)	-
Receipts from settlements of derivative contracts	-	9.3
Proceeds from sale of property, plant and equipment	0.8	26.6
Other	(2.9)	(2.0)
Net cash used in investing activities	(332.7)	(11.8)

Financing activities
Proceeds from debt	566.9	454.9
Repayments of debt	(365.1)	(594.4)
Repurchase of common stock	(15.0)	(50.0)
Dividends paid	(15.7)	(15.3)
Other	(5.0)	(6.7)
Net cash provided by (used in) financing activities	166.1	(211.5)

Effect of exchange rate changes on cash and cash equivalents	(1.6)	(4.5)

Net decrease in cash and cash equivalents	(17.5)	(69.4)
Cash and cash equivalents at beginning of period	129.6	189.3
Cash and cash equivalents at end of period	$112.1	$119.9

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest, net	$7.9	$28.1
Income taxes, net	$3.1	$(81.7)

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of September 30, 2019 and December 31, 2018
(Stated in Millions of Dollars)

	2019	2018
Current assets
Cash and cash equivalents	$112.1	$129.6
Accounts receivable	287.1	286.6
Inventories	225.5	233.1
Income tax receivable	38.5	49.6
Other current assets	34.4	33.2
Total current assets	697.6	732.1

Property, plant and equipment	284.9	301.2
Goodwill	485.0	333.7
Other intangible assets	494.3	297.3
Other assets	107.9	51.5
Total assets	$2,069.7	$1,715.8

Current liabilities
Current maturities of long-term debt	$0.4	$2.4
Accounts payable	105.6	139.2
Accrued expenses	200.8	150.4
Total current liabilities	306.8	292.0

Long-term debt	665.9	462.5
Deferred taxes	80.4	37.6
Other liabilities	112.2	66.0
Total liabilities	1,165.3	858.1

Redeemable non-controlling interest	28.0	-

Shareholders' equity
Common stock	0.2	0.2
Additional paid-in capital	290.5	301.0
Retained earnings	634.6	603.3
Accumulated other comprehensive loss	(47.6)	(45.5)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	876.4	857.7
Total liabilities and equity	$2,069.7	$1,715.8

In January 2019, we adopted a new accounting standard that requires us to recognize an asset and liability for operating leases that were previously not recorded on the balance sheet. We had approximately $37.8 million of assets recorded in other assets, and liabilities of $10.0 million reflected in accrued expenses and $28.1 million in other liabilities at September 30, 2019 that were not required to be recorded at December 31, 2018.

Additionally, in January 2019 we adopted a new accounting standard that allowed for the reclassification of disproportionate income tax effects ("stranded tax effects") resulting from the Tax Cuts and Jobs Act from accumulated other comprehensive loss to retained earnings. We made an adjustment reclassifying a net tax benefit of $11.5 million from accumulated other comprehensive loss to retained earnings.

Income tax receivable, other assets, accrued expenses, other liabilities, and retained earnings at December 31, 2018 reflect revisions to correct immaterial errors related to certain items affecting the provision for income taxes for the year ended December 31, 2018.

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Nine Months Ended September 30, 2019 and 2018
(Stated in Millions of Dollars)

Sales
	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Sealing Products	$226.9	$249.6	$690.7	$737.2
Engineered Products	72.9	78.1	231.4	249.4
Power Systems	74.0	61.4	201.1	167.2
	373.8	389.1	1,123.2	1,153.8
Less intersegment sales	(0.8)	(0.9)	(2.9)	(3.2)
	$373.0	$388.2	$1,120.3	$1,150.6

Segment Profit
	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Sealing Products	$19.4	$35.9	$69.6	$78.9
Engineered Products	9.0	8.4	25.3	34.9
Power Systems	8.9	8.7	24.6	12.5
	$37.3	$53.0	$119.5	$126.3

Segment Margin
	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sealing Products	8.6%	14.4%	10.1%	10.7%
Engineered Products	12.3%	10.8%	10.9%	14.0%
Power Systems	12.0%	14.2%	12.2%	7.5%
	10.0%	13.7%	10.7%	11.0%

Reconciliation of Segment Profit to Net Income
	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Segment profit	$37.3	$53.0	$119.5	$126.3
Corporate expenses	(7.5)	(7.6)	(23.7)	(24.8)
Interest expense, net	(3.8)	(5.9)	(12.5)	(20.8)
Other expense, net	(25.8)	(15.0)	(30.3)	(17.6)

Income before income taxes	0.2	24.5	53.0	63.1
Income tax expense	(1.7)	(0.3)	(17.5)	(16.4)
Net income (loss)	$(1.5)	$24.2	$35.5	$46.7

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment.  Corporate expenses include general corporate administrative costs.  Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit.  The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Earnings Per Share (Unaudited)

For the Quarters and Nine Months Ended September 30, 2019 and 2018
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2019				2018
	$	Average common shares outstanding, diluted (millions)*	Per share		$	Average common shares outstanding, diluted (millions)	Per share

Net income (loss)	$(1.5)	20.6	$(0.08)		$24.2	20.9	$1.16

Income tax expense	1.7				0.3

Income before income taxes	0.2				24.5

Adjustments:

Restructuring and impairment costs	2.2				0.3

Environmental reserve adjustments and other costs associated with previously disposed businesses	8.5				0.7

Loss on sale of business	15.3				-

Pension settlement	-				12.8

Acquisition expenses	5.9				1.5

Pension expense (non-service cost)	0.8				0.3

Other	0.1				0.3

Adjusted income before income taxes	33.0				40.4

Adjusted income tax expense	(9.6)				(11.7)

Adjusted net income	$23.4	20.7	$1.13	**	$28.7	20.9	$1.37	*

	Nine Months Ended September 30,
	2019				2018
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding, diluted (millions)	Per share

Net income	$35.5	20.8	$1.71		$46.7	21.2	$2.20

Income tax expense	17.5				16.4

Income before income taxes	53.0				63.1

Adjustments:

Restructuring and impairment costs	4.4				7.1

Environmental reserve adjustments and other costs associated with previously disposed businesses	9.6				2.4

Loss on sale of business	15.3				-

Pension settlement	-				12.8

Acquisition expenses	7.9				1.6

Pension expense (income) (non-service cost)	2.4				(0.8)

Other	0.2				1.3

Adjusted income before income taxes	92.8				87.5

Adjusted income tax expense	(26.9)				(25.4)

Adjusted net income	$65.9	20.8	$3.16	**	$62.1	21.2	$2.93	*

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time.  The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The restructuring and impairment costs, environmental reserve adjustments and other costs associated with previously disposed businesses, loss on sale of business, and pension expense (settlement and other non-service cost) are included as part of other operating expense and other expense. The acquisition expenses and other costs are included in selling, general, and administrative and other operating expenses.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 29.0%.  Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
*There were 0.1 million potentially dilutive shares excluded from the calculation of consolidated earnings per share for the quarter ended September 30, 2019 since they were antidilutive. These shares were added back for the purpose of calculating adjusted net income per share for that period.

** Adjusted diluted earnings per share.

EnPro Industries, Inc.

Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)

For the Quarters and Nine Months Ended September 30, 2019 and 2018
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2019
	Sealing Products	Engineered Products	Power Systems	Total Segments

Segment profit	$19.4	$9.0	$8.9	$37.3

Acquisition expenses	5.8	0.1	-	5.9
Restructuring and impairment costs	1.1	0.3	0.8	2.2
Depreciation and amortization expense	12.7	3.5	1.8	18.0
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$39.0	$12.9	$11.5	$63.4
Adjusted segment EBITDA margin	17.2%	17.7%	15.5%	17.0%

	Quarter Ended September 30, 2018
	Sealing Products	Engineered Products	Power Systems	Total Segments

Segment profit	$35.9	$8.4	$8.7	$53.0

Acquisition expenses	1.5	-	-	1.5
Restructuring costs	0.1	0.2	-	0.3
Depreciation and amortization expense	12.5	3.8	1.7	18.0
Adjusted segment EBITDA	$50.0	$12.4	$10.4	$72.8
Adjusted segment EBITDA margin	20.0%	15.9%	16.9%	18.8%

	Nine Months Ended September 30, 2019
	Sealing Products	Engineered Products	Power Systems	Total Segments

Segment profit	$69.6	$25.3	$24.6	$119.5

Acquisition expenses	7.2	0.7	-	7.9
Restructuring and impairment costs	2.4	0.8	0.8	4.0
Depreciation and amortization expense	37.6	10.4	5.6	53.6
Adjusted segment EBITDA	$116.8	$37.2	$31.0	$185.0
Adjusted segment EBITDA margin	16.9%	16.1%	15.4%	16.5%

	Nine Months Ended September 30, 2018
	Sealing Products	Engineered Products	Power Systems	Total Segments

Segment profit	$78.9	$34.9	$12.5	$126.3

Acquisition expenses	1.6	-	-	1.6
Restructuring costs	6.3	0.6	0.2	7.1
Depreciation and amortization expense	38.5	11.8	4.3	54.6
Adjusted segment EBITDA	$125.3	$47.3	$17.0	$189.6
Adjusted segment EBITDA margin	17.0%	19.0%	10.2%	16.5%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)

For the Quarters and Nine Months Ended September 30, 2019 and 2018
(Stated in Millions of Dollars)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income (loss)	$(1.5)	$24.2	$35.5	$46.7

Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):

Interest expense, net	3.8	5.9	12.5	20.8

Income tax expense	1.7	0.3	17.5	16.4

Depreciation and amortization expense	18.0	18.0	53.6	54.6

EBITDA	22.0	48.4	119.1	138.5

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Adjusted EBITDA):

Restructuring and impairment costs	2.2	0.3	4.4	7.1

Environmental reserve adjustments and other costs associated with previously disposed businesses	8.5	0.7	9.6	2.4

Loss on sale of business	15.3	-	15.3	-

Pension settlement	-	12.8	-	12.8

Acquisition expenses	5.9	1.5	7.9	1.6

Pension expense (income) (non-service cost)	0.8	0.3	2.4	(0.8)

Other	0.1	0.3	0.2	1.3

Adjusted EBITDA	$54.8	$64.3	$158.9	$162.9

*  Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026.

Supplemental disclosure: For the nine months ended September 30, 2019, approximately 44% of the adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026